Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

PRESS RELEASE

InfraREIT Reports Second Quarter 2015 and Year-to-Date Results

DALLAS, TEXAS, August 7, 2015—InfraREIT, Inc. (NYSE: HIFR) (“InfraREIT” or the “Company”) today reported financial results for the second quarter and six-month period ended June 30, 2015 and the Company’s financial outlook.

InfraREIT reported the following second quarter 2015 financial highlights:

•	Cash available for distribution (CAD) of $18.3 million, or $0.30 per share
•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of $33.9 million
•	Quarterly dividend declared of $0.225 per share of common stock, $0.90 per share annualized
•	Net income of $8.8 million, or $0.15 per diluted share
•	Raising guidance for 2015 CAD per share from $1.07 to a range of $1.07 to $1.12
•	Reaffirming guidance of three-year cumulative annual growth in distributions per share of 10 percent to 15 percent through the end of 2018

“Our solid performance continued into the second quarter as we consistently executed on our strategy,” said David A. Campbell, Chief Executive Officer of InfraREIT.  “We continue to make investments to ensure reliable service and support growth in our service territories, enabling us to expand on our Footprint Projects.  Our growth is driven by placing needed transmission and distribution assets into service under our REIT structure.”

Solid Results in Second Quarter 2015

Lease revenue increased approximately 17 percent to $29.5 million for the three months ended June 30, 2015, compared to the same period in 2014.  Base rent contributed all of the lease revenue for the second quarter of 2015, compared to $24.5 million of base rent and $0.7 million of percentage rent for the second quarter of 2014.  The increase in base rent was driven by the addition of assets under lease.  As previously indicated, InfraREIT expects to recognize little to no percentage rent during the first or second quarters of each year and expects to recognize the largest amounts during the third and fourth quarters of each year.

General and administrative expense increased to $4.7 million in the second quarter of 2015, compared to $3.3 million for the second quarter of 2014, primarily as a result of higher management fees and increased professional services fees.  Depreciation expense was $9.7 million and $8.4 million for the second quarter of 2015 and 2014, respectively, and the increase was due to additional assets placed in service.

Net interest expense was $6.9 million and $8.0 million during the second quarters of 2015 and 2014, respectively.  The decrease resulted from lower interest expense due to the repayment of the outstanding amounts under InfraREIT’s revolving credit facilities in February 2015 with the proceeds received in connection with the initial public offering (IPO).

Other income, net was $0.8 million and $0.2 million during the second quarters of 2015 and 2014, respectively.  The increase resulted primarily from $0.5 million increase in allowance for funds used during construction (AFUDC) on other funds.

Net income was $8.8 million in the second quarter of 2015, or $0.15 per diluted share, compared to $5.5 million in the second quarter of 2014, or $0.12 per diluted share.  Diluted per share net income was based on 60.6 million weighted average diluted shares outstanding for the second quarter of 2015, compared to 45.6 million weighted average diluted shares outstanding during the second quarter of 2014.

In the second quarter of 2015, CAD was $18.3 million, or $0.30 per share, compared to $16.6 million, or $0.36 per share in the same period in 2014. CAD per share was based on 60.6 million shares outstanding as of June 30, 2015, compared to 45.5 million shares outstanding as of June 30, 2014.

Adjusted EBITDA was $33.9 million in the second quarter of 2015, an increase of 5 percent, compared to $32.2 million in the same period in 2014.  Funds from Operations (FFO) was $18.5 million for the second quarter of 2015, an increase of 33 percent, compared to $13.9 million from the same period in 2014.  For the second quarter 2015, FFO on an adjusted basis (AFFO) was $26.8 million, an increase of 12 percent, compared to $24.0 million in the same period in 2014.

First Half 2015 Performance

Lease revenue of $58.8 million for the six months ended June 30, 2015, increased $8.7 million, or approximately 17 percent, compared to the same period in 2014.  Base rent contributed all of the lease revenue for the first six months of 2015, compared to $49.4 million of base rent and $0.7 million of percentage rent for the first six months of 2014.  The increase in base rent was driven by the addition of assets under lease.

General and administrative expense was $53.5 million in the first six months of 2015, compared to $6.7 million for the first six months of 2014.  Higher general and administrative expense resulted from the issuance of 1.7 million shares of common stock to Hunt-InfraREIT, L.L.C. (Hunt-InfraREIT) as a non-cash reorganization advisory fee, resulting in an expense of $44.9 million in the first quarter of 2015, $0.9 million of increased professional services fees and $0.8 million of increased management fees.  Depreciation expense increased 14 percent to $19.2 million for the first six months of 2015, from $16.8 million in the first six months of 2014 as additional assets were placed in service.

Net interest expense was $14.4 million and $15.7 million during the six months ended June 30, 2015 and 2014, respectively.  The decrease resulted from lower interest expense due to the repayment of the outstanding amounts under InfraREIT’s revolving credit facilities in February 2015 with the proceeds received in connection with the IPO.

Other income, net was $1.5 million and less than $0.1 million for the six months ended June 30, 2015 and 2014, respectively.  The increase in other income, net was due to an increase in AFUDC on other funds of $0.6 million and a $0.9 million charge related to a change in fair value of the Operating Partnership’s contingent consideration owed to Hunt-InfraREIT during the six months ended June 30, 2014.

Net loss was $27.0 million in the first six months of 2015, or $(0.47) per diluted share, including the effect of a $44.9 million non-cash expense incurred in connection with the IPO.  Net income for the first six months of 2014 was $10.5 million, or $0.23 per diluted share.  Diluted per share net (loss) income was based on 57.8 million weighted average diluted shares outstanding for the first six months of 2015, compared to 45.6 million weighted average diluted shares outstanding during the first six months of 2014.

The first six months of 2015 CAD was $36.5 million, or $0.60 CAD per share, compared to $29.3 million, or $0.64 CAD per share in the same period in 2014.  CAD per share was based on 60.6 million shares outstanding as of June 30, 2015, compared to 45.5 million shares outstanding as of June 30, 2014.

Adjusted EBITDA was $68.3 million in the first six months of 2015, an increase of 13 percent, compared to $60.4 million in the same period in 2014.  In the first six months of 2015, FFO was $(7.9) million, compared to $27.3 million for the same period in 2014.  The Company also reported AFFO of $53.6 million for the first six months of 2015, an increase of 21 percent, compared to $44.3 million for the same period in 2014.

Liquidity and Capital Resources

As of June 30, 2015, the Company had $50.5 million of unrestricted cash and cash equivalents. The Company primarily utilizes its cash for the payment of capital expenditures, operating expenses, debt service and dividend payments. InfraREIT also had $1.7 million of restricted cash and $325.0 million of unused capacity under its revolving credit facilities as of June 30, 2015.

Outlook and Guidance Update

InfraREIT is updating its previously provided guidance for 2015. CAD per share for the full year of 2015 is estimated at a range of $1.07 to $1.12 per share. The Company continues to expect its three-year cumulative annual growth in distributions per share to be in the range of 10 percent to 15 percent through December 31, 2018.  InfraREIT expects to achieve the lower half of this growth range solely through Footprint Projects, and to exceed the midpoint of the range through the acquisition of the Cross Valley Line and Golden Spread Interconnection from Hunt. The Company believes it could achieve the top of the range through additional Footprint Projects or acquisitions. Regarding InfraREIT’s consolidated debt profile, the Company targets debt as a percentage of total capitalization at or below 60 percent and AFFO-to-debt of at least 12 percent.

The guidance provided above represents forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s Web site at www.InfraREITInc.com.

Monthly ROFO Project Updates

Generally, InfraREIT’s monthly “ROFO Project Updates” will be provided after the closing of trading on the New York Stock Exchange on or about the 15th day of each month. These ROFO Project Updates can be found on the Company’s Web site (www.InfraREITInc.com) under the “Hunt Transmission-Our Developer” and “Investor Relations” sections.  InfraREIT has also provided a ROFO Project Update in its “2Q 2015 Results & Supplemental Information” presentation posted on the Company’s Web site as of today.  The next ROFO Project Update will be issued on September 15, 2015.

Dividends and Distributions

On June 5, 2015, InfraREIT’s Board of Directors declared a cash distribution by the Operating Partnership to all unit holders of record, including InfraREIT, on June 30, 2015 of $0.225 per unit for a total distribution of $13.6 million, $9.8 million of which was allocated to InfraREIT. Also, on June 5, 2015, the Company’s board of directors declared a cash dividend to shareholders of record on June 30, 2015, of $0.225 per share for a total of $9.8 million. The cash distribution and cash dividend were paid on July 23, 2015.

Conference Call and Webcast

As previously announced, management will host a teleconference call August 7, 2015, at 10 a.m. U.S. Central (11 a.m. U.S. Eastern). David A. Campbell, Chief Executive Officer, and Brant Meleski, Chief Financial Officer, will discuss InfraREIT’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-855-560-2576, or internationally at 1-412-542-4162, (access code: 10068113) or via the Internet at www.InfraREITInc.com. A replay of the call will be available on the Company Web site or by phone at 1-877-344-7529, or internationally at 1-412-317-0088, (access code: 10068113) for a seven-day period following the call.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles (GAAP). These non-GAAP measures are presented because InfraREIT’s management believes these non-GAAP measures help investors understand InfraREIT’s business, performance and ability to earn and distribute cash to its stockholders by providing perspectives not immediately apparent from net income. These measures are also measures frequently used by securities analysts, investors and other interested parties. The presentation of CAD, EBITDA, Adjusted EBITDA, FFO and AFFO in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, InfraREIT’s method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similar measures as calculated by other companies that do not use the same methodology as InfraREIT. Reconciliations of these measures to their most directly comparable GAAP measures are included in the Schedules to this press release.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas, and managed by the Ray L. Hunt family). The Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR.” Additional information on InfraREIT is available at www.InfraREITInc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements give InfraREIT management’s current expectations, and contain projections of results of operations or financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “strategy,” “guidance,” “outlook,” “target,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or “project” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include InfraREIT’s expectations regarding its anticipated financial and operational performance, including projected or forecasted financial results, project timing, distributions to stockholders, dividend growth, capital expenditures, lease payments, CAD growth, AFFO-to-debt ratios and capitalization matters. Forward-looking statements can be affected by assumptions used or known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed and actual results may differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, among others, the following: (a) risks that the capital expenditures the Company expects will not materialize for a variety of reasons, including as a result of lower oil and gas drilling and related midstream and service company activities in the Permian Basin relative to the Company’s current expectations, (b) the Company’s ability to acquire ROFO Projects from Hunt, (c) the Company’s current reliance on its tenant for all of its revenues and, as a result, its dependency on the tenant’s solvency and financial and operating performance, (d) defaults on or non-renewal or early termination of leases by the Company’s tenant, (e) changes in the regulated rates the tenants of the Company’s assets may charge their customers and (f) defaults on or non-renewal or early termination of leases by the Company’s tenant. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission.

Any forward-looking statement made by the Company in this press release is based only on information currently available to InfraREIT and speaks only as of the date on which it is made. InfraREIT undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Lease revenue
Base rent	$29,458	$24,542	$58,830	$49,379
Percentage rent	—	683	—	683
Total lease revenue	29,458	25,225	58,830	50,062
Operating costs and expenses
General and administrative expense	4,728	3,284	53,461	6,696
Depreciation	9,671	8,366	19,179	16,827
Total operating costs and expenses	14,399	11,650	72,640	23,523
Income (loss) from operations	15,059	13,575	(13,810)	26,539
Other (expense) income
Interest expense, net	(6,939)	(7,984)	(14,361)	(15,665)
Other income, net	847	172	1,473	39
Total other expense	(6,092)	(7,812)	(12,888)	(15,626)
Income (loss) before income taxes	8,967	5,763	(26,698)	10,913
Income tax expense	124	250	332	408
Net income (loss)	8,843	5,513	(27,030)	10,505
Less: Net income (loss) attributable to noncontrolling interest	2,481	1,278	(6,519)	2,425
Net income (loss) attributable to InfraREIT, Inc.	$6,362	$4,235	$(20,511)	$8,080
Net income (loss) attributable to InfraREIT, Inc. common shareholders per share:
Basic	$0.15	$0.12	$(0.48)	$0.23
Diluted	$0.15	$0.12	$(0.48)	$0.23
Cash dividends declared per common share	$0.225	$—	$0.625	$—
Weighted average common shares outstanding (basic shares)	43,565	35,053	42,391	35,053
Redemption of operating partnership units	—	—	—	—
Weighted average dilutive shares outstanding (diluted shares)	43,565	35,053	42,391	35,053
Due to the anti-dilutive effect, the computation of diluted earnings per share does not reflect the following adjustments:
Net income (loss) attributable to noncontrolling interest	$2,481	$1,278	$(6,519)	$2,425
Redemption of operating partnership units	17,028	10,562	15,424	10,523

InfraREIT, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$50,495	$15,612
Restricted cash	1,682	1,682
Due from affiliates	21,776	27,822
Inventory	6,938	7,393
Assets held for sale	—	41,211
Prepaids and other current assets	1,409	4,897
Total current assets	82,300	98,617
Electric Plant, net	1,325,582	1,227,146
Goodwill	138,384	138,384
Deferred Assets and Other Regulatory Assets, net	36,277	37,948
Investments	2,519	2,519
Total Assets	$1,585,062	$1,504,614
Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$28,167	$25,295
Short-term borrowings	—	219,000
Current portion of long-term debt	19,430	19,234
Dividends and distributions payable	13,634	14,130
Contingent consideration	—	27,378
Accrued taxes	2,691	2,359
Total current liabilities	63,922	307,396
Long-Term Debt	600,757	610,522
Regulatory Liability	6,177	1,242
Total liabilities	670,856	919,160
Commitments and Contingencies
Equity
Members' capital - 35,053,186 shares issued and outstanding as of December 31, 2014	—	440,387
Common stock, $0.01 par value; 450,000,000 shares authorized; 43,565,495 issued and outstanding as of June 30, 2015	436	—
Additional paid-in capital	702,213	—
Accumulated deficit	(38,698)	—
Accumulated other comprehensive loss	—	—
Total InfraREIT, Inc. equity	663,951	440,387
Noncontrolling interest	250,255	145,067
Total equity	914,206	585,454
Total Liabilities and Equity	$1,585,062	$1,504,614

InfraREIT, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net (loss) income	$(27,030)	$10,505
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	19,179	16,827
Amortization of deferred financing costs	1,824	1,659
Allowance for funds used during construction - equity	(1,481)	(930)
Change in fair value of contingent consideration	—	895
Reorganization structuring fee	44,897	—
Realized gain on sale of marketable securities	(66)	—
Equity based compensation	308	120
Changes in assets and liabilities:
Due from affiliates	6,046	13,865
Inventory	455	(391)
Prepaids and other current assets	(855)	(1,337)
Accounts payable and accrued liabilities	7,683	4,789
Net cash provided by operating activities	50,960	46,002
Cash flows from investing activities
Additions to electric plant	(115,627)	(112,063)
Proceeds from sale of assets	41,211	—
Sale of marketable securities	1,065	—
Cash paid to InfraREIT, L.L.C. investors in the merger, net of cash assumed	(172,400)	—
Net cash used in investing activities	(245,751)	(112,063)
Cash flows from financing activities
Net proceeds from issuance of common stock upon initial public offering	493,722	—
Proceeds from short-term borrowings	33,000	82,000
Repayments of short-term borrowings	(253,000)	—
Proceeds from borrowings of long-term debt	—	11,000
Repayments of long-term debt	(9,569)	(5,056)
Net change in restricted cash	—	(1)
Deferred financing costs	(153)	(715)
Dividends and distributions paid	(34,326)	—
Net cash provided by financing activities	229,674	87,228
Net increase in cash and cash equivalents	34,883	21,167
Cash and cash equivalents at beginning of period	15,612	7,746
Cash and cash equivalents at end of period	$50,495	$28,913

Non-GAAP Measures

Schedule 1

InfraREIT, Inc.

Explanation and Reconciliation of CAD

CAD

The Company’s definition of CAD includes a deduction of the portion of capital expenditures needed to maintain its net assets which equals depreciation expense within the applicable period. The portion of the capital expenditures in excess of depreciation, which the Company refers to as growth capital expenditures, will increase its net assets. Also included in CAD are various other adjustments from net income, as outlined below and described in more detail on Schedules 2 and 3.

The following sets forth a reconciliation of net income (loss) to CAD:

	Three Months Ended June 30,				Six Months Ended June 30,
(In thousands)	2015		2014		2015		2014
Net income (loss)	$8,843		$5,513		$(27,030)		$10,505
Depreciation	9,671		8,366		19,179		16,827
FFO	18,514		13,879		(7,851)		27,332
Non-cash reorganization structuring fee	—		—		44,897		—
Percentage rent adjustment (1)	6,095		6,729		12,559		13,056
Base rent adjustment (2)	3,068		3,548		5,131		3,984
Amortization of deferred financing costs	912		830		1,824		1,659
Reorganization expenses	—		—		333		—
Non-cash equity compensation	185		120		308		120
Other income, net (3)	(847)		(172)		(1,473)		(39)
Capital expenditures to maintain net assets	(9,671)		(8,366)		(19,179)		(16,827)
CAD	$18,256		$16,568		$36,549		$29,285
Shares outstanding (mm of shares)	60.6	(4)	45.5	(5)	60.6	(6)	45.5	(7)
CAD per share	$0.30		$0.36		$0.60		$0.64
CAD payout ratio	74.7%	(8)	N/A		74.5%	(9)	N/A

1)

Represents the amount of percentage rent owed to the Company related to the applicable period. The amount related to the first quarter of each year is paid in May while the second quarter amount for each year is due in August. Although the Company receives percentage rent payments related to the first half of each year, it does not recognize lease revenue related to these percentage rent payments until its tenant’s annual gross revenues exceed minimum specified breakpoints in the leases.

2)

This adjustment relates to the difference between the timing of cash based rent payments made under the Company’s leases and when the Company recognizes base rent revenue under GAAP. The Company recognizes base rent on a straight-line basis over the applicable term of the lease commencing when the related assets are placed in service, which is frequently different than the period in which the cash rent becomes due.

3)

Includes AFUDC on equity of $0.9 million and $0.5 million for the three months ended June 30, 2015 and 2014, respectively, and $1.5 million and $0.9 million for the six months ended June 30, 2015 and 2014, respectively.

4)

Calculated based on outstanding shares of 60.6 million as of June 30, 2015, which consists of 43.6 million outstanding shares of common stock of InfraREIT and 17.0 million outstanding OP Units held by the limited partners of the Operating Partnership as of June 30, 2015. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 43.6 million weighted average shares outstanding during the three months ended June 30, 2015, which excludes any OP Units and is calculated on a weighted average basis.

5)

Calculated based on outstanding shares of 45.5 million as of June 30, 2014, which consists of 35.1 million outstanding shares of common stock of InfraREIT and 10.5 million outstanding OP Units held by the limited partners of the Operating Partnership as of June 30, 2014. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 35.1 million weighted average shares outstanding during the three months ended June 30, 2014, which excludes any OP Units and is calculated on a weighted average basis.

6)

Calculated based on outstanding shares of 60.6 million as of June 30, 2015, which consists of 43.6 million outstanding shares of common stock of InfraREIT and 17.0 million outstanding OP Units held by the limited partners of the Operating Partnership as of June 30, 2015. Net loss attributable to InfraREIT, Inc. common shareholders per share was calculated based on 42.4 million weighted average shares outstanding during the six months ended June 30, 2015, which excludes any OP Units and is calculated on a weighted average basis.

7)

Calculated based on outstanding shares of 45.5 million as of June 30, 2014, which consists of 35.1 million outstanding shares of common stock of InfraREIT and 10.5 million outstanding OP Units held by the limited partners of the Operating Partnership as of June 30, 2014. Net income attributable to InfraREIT, Inc. common shareholders per share was calculated based on 35.1 million weighted average shares outstanding during the six months ended June 30, 2014, which excludes any OP Units and is calculated on a weighted average basis.

8)	Reflects the distributions of $13.6 million divided by CAD of $18.3 million.
9)	Reflects the post-IPO distributions of $22.1 million divided by the post-IPO CAD of $29.7 million (based on a pro-rata calculation from the IPO date).

Schedule 2

InfraREIT, Inc.

Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA

InfraREIT defines EBITDA as net income (loss) before interest expense, net; income tax expense; depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) adding back the non-cash reorganization structuring fee, (b) an adjustment for the difference between the amount of percentage rent payments that the Company expects to receive with respect to the applicable period and the amount of percentage rent the Company recognizes under GAAP during the period, (c) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP, (d) adding back the one-time reorganization expenses related to the Company’s IPO and related reorganization transactions, and (e) adjusting for other income (expense), net.

The following table sets forth a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2015	2014	2015	2014
Net income (loss)	$8,843	$5,513	$(27,030)	$10,505
Interest expense, net	6,939	7,984	14,361	15,665
Income tax expense	124	250	332	408
Depreciation	9,671	8,366	19,179	16,827
EBITDA	25,577	22,113	6,842	43,405
Non-cash reorganization structuring fee	—	—	44,897	—
Percentage rent adjustment (1)	6,095	6,729	12,559	13,056
Base rent adjustment (2)	3,068	3,548	5,131	3,984
Reorganization expenses	—	—	333	—
Other income, net (3)	(847)	(172)	(1,473)	(39)
Adjusted EBITDA	$33,893	$32,218	$68,289	$60,406

1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of CAD
2)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of CAD
3)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of CAD

Schedule 3

InfraREIT, Inc.

Explanation and Reconciliation of FFO and AFFO

FFO and AFFO

The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance with GAAP), excluding gains and losses from sales of property (net) and impairments of depreciated real estate, plus real estate depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Applying the NAREIT definition to the Company’s consolidated financial statements, which is the basis for the FFO presented in the press release and the reconciliation below, results in FFO representing net (loss) income before depreciation, impairment of assets and gain (loss) on sale of assets. FFO does not represent cash generated from operations as defined by GAAP and it is not indicative of cash available to fund all cash needs, including distributions.

AFFO is defined as FFO adjusted in a manner the Company believes is appropriate to show its core operational performance, including: (a) adding back the non-cash reorganization structuring fee, (b) an adjustment for the difference between the amount of percentage rent payments that the Company expects to receive with respect to the applicable period and the amount of percentage rent the Company recognizes under GAAP during the period, (c) an adjustment for the difference between the amount of base rent payments that the Company receives with respect to the applicable period and the amount of straight-line base rent recognized under GAAP, (d) adding back the one-time reorganization expenses related to the Company’s IPO and related reorganization transactions, and (e) adjusting for other income (expense), net.

The following table sets forth a reconciliation of net income (loss) to FFO and AFFO:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2015	2014	2015	2014
Net income (loss)	$8,843	$5,513	$(27,030)	$10,505
Depreciation	9,671	8,366	19,179	16,827
FFO	18,514	13,879	(7,851)	27,332
Non-cash reorganization structuring fee	—	—	44,897	—
Percentage rent adjustment (1)	6,095	6,729	12,559	13,056
Base rent adjustment (2)	3,068	3,548	5,131	3,984
Reorganization expenses	—	—	333	—
Other income, net (3)	(847)	(172)	(1,473)	(39)
AFFO	$26,830	$23,984	$53,596	$44,333

1)	See footnote (1) on Schedule 1 on Explanation and Reconciliation of CAD
2)	See footnote (2) on Schedule 1 on Explanation and Reconciliation of CAD
3)	See footnote (3) on Schedule 1 on Explanation and Reconciliation of CAD

For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc.
214-855-6748
For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc.
214-978-8534

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